                                                                     EXHIBIT 4.2


                           CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES A $0.62 CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK
                                       OF
                           SCOTSMAN INDUSTRIES, INC.

                        (PURSUANT TO SECTION 151 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)



        Scotsman Industries, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there hereby is created, out of the 10,000,000 shares of Preferred Stock, par value $1.00 per share, of the Corporation authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 2,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

        Section 1. Designation of Amount. The shares of such series shall be designated as "Series A $0.62 Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 2,000,000. Shares of the Series A Preferred Stock shall have a stated value of $11.25 per share.

        Section 2.  Dividends.

        (a) The holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of the Series A Preferred Stock at the rate of $0.62 per annum per share, and no more, payable in equal quarterly installments on January 15, April 15, July 15 and October 15 in each year, commencing [July 15, 1994]; provided that accumulated and unpaid dividends for any prior quarterly period may be paid at any time; and provided further that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. For purposes hereof, the term legal holiday shall mean any day on which banking institutions are authorized to close in New York, New York. Such dividends shall be cumulative from the date of original issue of each share of the Series A Preferred Stock, whether or not there shall be funds legally available for the payment of dividends on any quarterly payment date. Each such dividend shall be paid to the holders of record of the shares of the Series A Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. If a holder converts a share or shares of the Series A Preferred Stock after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend, then, pursuant to Section 6 hereof, the holder will be required to pay to the Corporation at the time of such conversion the amount of such dividend (unless such share or shares have been called for redemption and the date fixed for redemption is after such record date and on or prior to such payment dates, in which case the holder shall not be required to make such payment).

        (b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series A Preferred Stock and shares of any other preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and of any other preferred stock ranking on a parity as to dividends shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series A Preferred Stock and such other shares of preferred stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series A Preferred Stock and such other shares of preferred stock bear to each other. Unless and until full cumulative dividends on the shares of the Series A Preferred Stock in respect of all past quarterly dividend periods have been paid, and the full amount of dividends on the shares of the Series A Preferred Stock in respect of the then current quarterly dividend period shall have been declared in full and sums set aside for the payment thereof, no dividends (other than dividends in shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock




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
of the Corporation ranking junior to the Series A Preferred Stock as to dividends) shall be paid or declared and set aside for payment or other distribution made upon the Corporation's Common Stock, par value $.10 per share (the "Common Stock"), or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series A Preferred Stock that may be in arrears.

        The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of preferred stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such preferred stock (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets for the Corporation are legally available therefor, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

        (c) Dividends payable on the shares of the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

        Section 3.  Optional Redemption.

        (a) Subject to Section 3(e), the shares of the Series A Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, subject to the limitations set forth below, at the following redemption prices per share plus, in each case, all dividends accrued and unpaid on the shares of the Series A Preferred Stock up to the date fixed for redemption, (each such price, plus such dividends accrued and unpaid, being called the "Redemption Price") upon giving notice as provided hereinbelow:

                     If redeemed during
                     the twelve-month
                     period beginning
                     [May 1,]                           Price
                    ------------------                  -----
                          1994                          $ 11.87
                          1995                            11.81
                          1996                            11.76
                          1997                            11.70
                          1998                            11.64
                          1999                            11.59
                          2000                            11.53
                          2001                            11.48
                          2002                            11.42
                          2003                            11.36
                          2004  and thereafter            11.25


The Series A Preferred Stock will not be redeemable prior to [May 1,] 1999 unless, on the date of such resolution, the closing price for the shares of the Common Stock shall have theretofore equalled or exceeded 140% of the conversion price then in effect (determined as provided in Section 6) for any period of at least ten consecutive trading days. The closing price for shares of the Common Stock for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system or if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and ask prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

        (b) If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

        (c) At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series A Preferred Stock, a written notice shall be mailed to each holder of record of shares of the Series A Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at such holder's post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), specifying the Redemption Price, specifying the then effective conversion price pursuant to Section 6, and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice (which shall be in the Borough of Manhattan, The City of New York, State of New York, or the City of Chicago, Illinois) his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of the Series A Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and against such surrender the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. If a notice of redemption has been given pursuant to this Section 4 and any holder of shares of the Series A Preferred Stock shall, prior to the close of business on the last business day preceding the Redemption Date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, a duly executed notice of election to convert and instruments of transfer and such taxes, stamps, funds or other evidence of payment, as required by Section 6 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 6 below and any moneys deposited or set aside by the Corporation for the redemption of such shares of converted Series A Preferred Stock shall revert to the general funds of the Corporation. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Corporation in payment in full of the Redemption Price), all dividends on the shares of the Series A Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation prior to the Redemption Date may deposit the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company
(having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Chicago, State of Illinois, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, with irrevocable instructions and authority to redeem such shares upon surrender of certificates therefor, in which case the aforesaid notice to holders of shares of the Series A Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Redemption Price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption
Date) against payment of the Redemption Price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of the Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation; thereafter, the holders of shares of the Series A Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for payment of the Redemption Price therefor.

        (d) Shares of the Series A Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 3 or surrendered to the Corporation upon conversion shall thereupon be retired and may not be reissued as shares of the Series A Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

        (e) Notwithstanding the provisions of Section 3(a), in the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series A Preferred Stock for any eight quarterly dividend payment periods, whether or not consecutive, whether or not earned or declared or whether or not any assets of the Corporation are legally available therefor, the Series A Preferred Stock shall not thereafter be redeemable.

         Section 4.  Voting Rights.

        (a) Except as otherwise provided herein or as required by law, the holders of shares of the Series A Preferred Stock shall be entitled to vote on any matter on which the holders of Common Stock are entitled to vote. Each share of the Series A Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such matter (or, if no such record date is established, on the date such vote is taken) shall entitle the holder thereof to cast a number of votes equal to (i) in the case of any Designated Transaction (as defined below), the number of shares of Common Stock into which such share of the Series A Preferred Stock is then convertible pursuant to the provisions hereof or (ii) in the case of any other matter on which the holders of Common Stock are entitled to vote, one-tenth (1/10) of one vote. For purposes of this Section 4(a), a "Designated Transaction" shall mean any consolidation or merger to which the Corporation is a party, other than a consolidation or merger in which the Corporation is the surviving or resulting corporation, or any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, in each case, if the holders of Common Stock are entitled to vote thereon. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series A Preferred Stock and Common Stock shall vote together (together with any other class or series of preferred stock of the Corporation then entitled to vote on any matter on which the holders of Common Stock are entitled to vote) and not as separate classes.

        (b) In the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series A Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive, whether or not earned or declared or whether or not any assets of the Corporation are legally available therefor (a "Preferential Dividend Non-Payment"), the number of directors of the Corporation shall be increased by two and the holders of outstanding shares of the Series A Preferred Stock, shall be entitled to elect such additional directors until the full dividends accumulated on all outstanding shares of the Series A Preferred Stock have been declared and paid or set apart for payment. In any such election the holders of outstanding shares of Series A Preferred Stock shall be entitled to cast one vote per share of Series A Preferred Stock held of record on the record date for the determination of stockholders entitled to vote on such election (or, if no such record date is established, on the date such vote is taken). Upon the occurrence of a Preferential Dividend Non-Payment, the Board of Directors shall within a reasonable period call a special meeting of the holders of shares of the Series A Preferred Stock for the purpose of electing the additional directors provided by the foregoing provisions. If and when all accumulated dividends on the shares of the Series A Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the Series A Preferred Stock shall be divested of the special voting rights provided by this Section 4(b), subject to revesting in the event of each and every subsequent Preferential Dividend Non-Payment. Upon termination of such special voting rights attributable to all holders of shares of the Series
A Preferred Stock, the term of office of each director elected by the holders of shares of the Series A Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock voting as a separate class, at a meeting called for such purpose. So long as a Preferential Dividend Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock. As long as the Preferential Dividend Non-Payment shall continue, except as provided in Section 4(a), holders of shares of the Series A Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law with respect to any other matter to be acted upon by the stockholders of the Corporation. Notwithstanding anything to the contrary in this Section 4(b), the holders of outstanding shares of Series A Preferred
Stock shall not be entitled to elect more than two Preferred Stock Directors pursuant to this Section 4(b).

         Section 5.  Liquidation Rights.

        (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, in cash, the amount of $11.25 for each share of the Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series A

Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series A Preferred Stock and such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

        (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, or (ii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; provided, however, that, in each case, effective provision is made in the certificate or incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series A Preferred Stock.

        (c) After the payment of the full preferential amounts provided for herein to the holders of shares of the Series A Preferred Stock, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

         Section 6.  Conversion.

        (a) Holders of shares of the Series A Preferred Stock shall have the right, exercisable at any time and from time to time to convert all or any such shares of the Series A Preferred Stock into shares of the Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at an initial conversion price of $14.75 per share of the Common Stock (equivalent to an initial conversion rate of 0.7627 shares of the Common Stock for each share of the Series A Preferred Stock so converted), subject to adjustment as described below. Notwithstanding the foregoing, in the case of shares of the Series A Preferred Stock called for redemption, conversion rights will expire at the close of business on the last business day preceding the Redemption Date. Upon conversion, no adjustment or payment will be made for dividends or interest, but if any holder surrenders a share of the Series A Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the dividend payment date for such dividend, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted (unless such share has been called for redemption and the date fixed for redemption is after such record date and on or prior to such payment date, in which case such payment need not accompany such share). For purposes of this Section 6, the "conversion price" applicable to a share of the Series A Preferred Stock shall be determined by dividing the then existing conversion ratio into $11.25.

        (b) Any holder of a share or shares of the Series A Preferred Stock electing to convert such share or shares thereof shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to
Section 6(a) or 6(d) hereof. The Corporation shall, as soon as practicable after such delivery and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds, or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock upon said date.

        (c) No fractional shares of the Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of the Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered. Instead of any fractional shares of the Common Stock which would otherwise be issuable upon conversion of any shares of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Stock on the last business day preceding the date of conversion. The closing price for shares of the Common Stock for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Stock is not quoted on NASDAQ or any comparable system, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

        (d) If a holder converts a share or shares of the Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 6(a) hereof.

        (e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, enough shares of the Common Stock to permit the conversion of the then outstanding shares of the Series A Preferred Stock. All shares of the Common Stock which may be issued upon conversion of shares of the Series A Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of the Common Stock if any time the number of shares of the Common Stock authorized but not outstanding shall not be sufficient to permit conversion of all then-outstanding shares of the Series A Preferred Stock. In order that the Corporation may issue shares of the Common Stock upon conversion of shares of the Series A Preferred Stock, the Corporation will as expeditiously as possible endeavor to comply with all applicable Federal and State securities laws (including registration with or approval of any governmental authority) and will list on and keep listed such shares of the Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

        (f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

                          (i)  In case the Corporation shall (1) pay a
                 dividend in shares of the Common Stock to holders of the Common Stock, (2) make a distribution in shares of the Common Stock to holders of the Common Stock, (3) exchange outstanding Rights (as defined on Section 6(f)(iii)) for shares of Common Stock, (4) subdivide the outstanding shares of the Common Stock into a greater number of shares of the Common Stock or
                 (5) combine the outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of the Common Stock which he would have owned immediately following such action had such shares of the Series A Preferred Stock been converted immediately prior thereto. Adjustments made pursuant to this
                 Section 6(f)(i) be made successively whenever any event listed above shall occur and shall become effective retroactively to immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                          (ii) In case the Corporation shall issue rights or warrants to all or substantially all holders of the Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of the Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of the Common Stock (or securities convertible into shares of the Common Stock) at a price per share less than the current market price (as determined pursuant to Section 6(f)(v)) of the Common Stock on such record date, the number of shares of the Common Stock into which each share of the Series A Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of the Common Stock which the aggregate offering price of the offered shares of the Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price. Such adjustments shall be made successively whenever such rights or warrants are issued and shall become effective retroactively to immediately after such record date.

                          (iii) In case the Corporation shall distribute to all holders of the Common Stock shares of any class of capital stock other than the Common Stock, evidences of indebtedness, cash or other assets (other than dividends paid exclusively in cash), or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the number of shares of the Common Stock into which each share of the Series A Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 6(f)(v)) of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall be made successively wherever any such distribution is made and shall become effective retroactively to immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 6(f)(ii)) ("Rights") pro rata to holders of the Common Stock which are not separable from the Common Stock except upon the occurrence of a contingency (including, without limitation, the Rights referred to in Section 6(l) hereof), the Corporation may, in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of Series A Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of the Common Stock into which a share of the Series A Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

                          (iv) Subject to the last sentence of this Section 6(f)(iv), in case the Company shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (1) any cash that is distributed as part of a distribution referred to in Section 6(f)(iii) and (2) any cash that is distributed upon a reclassification, change, consolidation, merger, sale or conveyance to which Section
                 6(k) applies) in an aggregate amount that, combined together with the aggregate amount of all other distributions to all holders of its Common Stock made exclusively in cash
                 (excluding distributions to the extent provided in the preceding parenthetical) within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this Section 6(f)(iv) has been made, exceeds 15% of the product obtained by multiplying the current market price per share (determined as provided in Section 6(f)(v)) of the Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution by the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the conversion rate shall be increased so that the same shall equal the rate determined by dividing the conversion rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per share (determined as provided in Section
                 6(f)(v)) of the Common Stock on the date fixed for such determination less an amount equal to the quotient obtained by dividing (x) the excess of such combined amount over such 15% of such product by (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the current market price per share (determined as provided in Section 6(f)(v)) of the Common Stock on such date for determination.

                          (v) The current market price per share of the Common Stock on any date shall be deemed to be the average of the daily closing prices for twenty consecutive trading days commencing thirty trading days before the day in question.
                 The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system, or if the Common Stock is not quoted on NASDAQ or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

                          (vi) In any case in which this Section 6 shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing of the notice described in Section 6(j)) issuing to the holder of any share of the Series A Preferred Stock converted after such record date the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion over and above the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

        (g) No adjustment in the conversion rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the conversion rate as existed prior to the last adjustment of the conversion rate; provided, however, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Except to the extent provided in Section 6(f)(iv), no adjustment to the conversion rate shall be made for cash dividends.

        (h) In the event that, as a result of an adjustment made pursuant to Section 6(f), the holder of any share of the Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

        (i) The Corporation may make such increases in the conversion rate, in addition to those required by Sections 6(f)(i), (ii), (iii) and (iv), as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

        (j)      Whenever the conversion rate is adjusted as herein provided:

                 (1) the Corporation shall compute the adjusted conversion rate and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted conversion rate and showing in reasonable detail the acts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series A Preferred Stock; and

                 (2) a notice stating that the conversion rate has been adjusted and setting forth the adjusted conversion rate shall forthwith be prepared, and as soon as practicable after it is prepared, such notice shall be mailed by the Corporation to all record holders of shares of the Series A Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

        (k) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety (including, in the case of any of the foregoing events, any statutory exchange of securities with another corporation), the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer, reclassification, change or statutory exchange by a holder of the number of shares of the Common Stock into which such share of the Series A Preferred Stock was convertible immediately prior to such consolidation, merger, sale, transfer, reclassification, change or statutory exchange. In any such event, effective provision shall be made (and it shall be a condition precedent to any such consolidation, merger, sale, transfer, reclassification, change or statutory exchange that effective provision be made), in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash or other property deliverable upon conversion of the Series A Preferred Stock remaining outstanding or other convertible stock or securities received by the holders of the Series A Preferred Stock in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares of stock, other securities, cash or other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares of stock, other securities, cash or other property as the holders of shares of the Series A Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders of shares of the Series A Preferred Stock in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares of stock, other securities, cash or other property are deliverable upon conversion as aforesaid, then all references to shares of Common

Stock in this Section 6 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property. The provisions of this Section 6(k) shall similarly apply to successive consolidations, mergers, sales, transfers, reclassifications, changes or statutory exchanges. The foregoing, however, shall not in any way affect the right a holder of a share of the Series A Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of Section 6(f)(iii), to receive Rights upon conversion of a share of the Series A Preferred Stock.

        (l) So long as Rights of the kind authorized and declared on April 14, 1989 as a dividend by the Corporation to holders of record of shares of the Common Stock on April 14, 1989 pursuant to the Rights Agreement between the Corporation and Harris Trust & Savings Bank, as Rights Agent, as the same may have been and may hereafter be amended, are attached to the outstanding shares of the Common Stock, each share of Common Stock issued upon conversion of the shares of the Series A Preferred Stock prior to the earliest of any Distribution Date (as defined in such Rights Agreement), any Redemption Date (as so defined), or the Expiration Date (as so defined) shall be issued with such Rights in an amount equal to the amount of such Rights then attached to each such outstanding share of such Common Stock.

         (m)  Prior Notice of Certain Events.  In case:

                (i) the Corporation shall (1) authorize and declare any dividend (or any other distribution) on the Common Stock, other than
         (A) a dividend payable in shares of the Common Stock or (B) a dividend payable in cash, other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of the Common Stock; or

                (ii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any share of stock of any class or of any other rights or warrants; or

                (iii) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or form par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation as an entirety or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                    (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen days prior to the applicable record date hereinafter specified, a notice stating, as the case may be, (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

        Section 7. Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately,

                          (a) create, authorize or issue any class or series of
                 preferred stock ranking either as to payment of dividends or distribution of assets upon liquidation prior to the Series A Preferred Stock; or

                          (b) change the preferences, rights or powers with respect to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely;

but (except as otherwise required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or (ii) in connection with the authorization or increase of any class or series of shares ranking, as to dividends and in liquidation, junior to or on a parity with the Series A Preferred Stock; provided, however, that no such vote or written consent of the holders of the shares of the Series A Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series A Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series A Preferred Stock.

        Section 8. No Preemptive Rights. No holder of shares of the Series A Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

        Section 9. Dividend Received Deduction. For federal income tax purposes, the Corporation shall report distributions on the Series A Preferred Stock as dividends, to the extent of the Corporation's current and accumulated earnings and profits (as determined for federal income tax purposes). In addition, the Corporation covenants not to take any action voluntarily which could reasonably be expected to cause dividends on the Series A Preferred Stock to fail to be eligible for the dividend received deduction pursuant to Section 244 of the Internal Revenue Code of 1986, as amended from time to time.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by ____________________, its ____________________, and
attested by ____________________, its ____________________ this _____ day of
__________, 1994.


                                     SCOTSMAN INDUSTRIES, INC.



                                     By:_________________________


Attested:



By:_________________________